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Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:
Robin Weinberg
(212) 840-0008
ir@soundview.com

SOUNDVIEW TECHNOLOGY SHAREHOLDERS APPROVE ONE FOR FIVE
REVERSE STOCK SPLIT AT ANNUAL MEETING
Split to become effective before the market opens on June 30, 2003

June 12, 2003, Old Greenwich, CT—SoundView Technology Group, Inc. (Nasdaq:SNDV), parent of SoundView Technology Corporation, a research driven securities firm, today announced the results of its Annual Shareholders' Meeting. Shareholders approved the Company's proposal to effect a one for five reverse stock split of the Company's common stock, par value $0.01 per share.

In addition to approving the reverse split, the Shareholders also elected directors Mark Loehr, Joseph Hardiman and Stuart Robbins to the Board until 2006 and approved the Company's incentive bonus plan.

The reverse stock split will be effective before the market opens on June 30, 2003 to shareholders of record before the market opens on June 30, 2003.

About SoundView Technology Group, Inc.
SoundView Technology Group, Inc. (NASDAQ: SNDV) is the parent of SoundView Technology Corporation, a research driven securities firm focused on dynamic, growth-based business models. Research is the core driver of all of SoundView's products and services. Our perspective and the quality of our analysis have earned us the recognition of top institutional investors and corporate clients who rely on our research for daily investment insight. SoundView's services include investment banking, M&A, institutional sales & trading, and venture capital. SoundView produces comprehensive sell-side equity research on over 160 technology companies and industries. For more information, please see www.soundview.com.

Important Information Regarding Statements Made In This Release
The statements in this earnings release that are not historical facts, including, most importantly, information concerning possible results of operations, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements preceded by, followed by, or that include the words "intend","expect", "optimistic", "anticipate", or similar expressions typically constitute "forward-looking statements." These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or those of the industry in which we operate, to be materially different from any expected future results, performance or achievements expressed or implied in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those economic factors that affect the market for capital raising, including initial public offerings, levels of retail and institutional trading of equity securities, the impact of trading in decimals on market making profitability, merger and acquisition activity and the climate for venture capital investing, as well as the risk factors discussed in the periodic reports filed by SoundView Technology Group, Inc. from time to time with the Securities & Exchange Commission. SoundView does not intend to update or revise any forward looking information contained in this release.

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  Exhibit 99.1